UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 19, 2009

iGo, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-30907	86-0843914
(Commission File Number)	(IRS Employer Identification No.)

17800 N. Perimeter Dr., Suite 200, Scottsdale, Arizona	85255
(Address of Principal Executive Offices)	(Zip Code)
(480) 596-0061
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On March 19, 2009, iGo, Inc. (the “Company”) announced that Targus Group International, Inc. (“Targus”) notified the Company that it will not renew the Private Label Distribution Agreement between the Company and Targus (the “Agreement”), resulting in its expiration effective May 3, 2009. The Agreement provided Targus with the worldwide right to market, sell and distribute the Company’s power products under the Targus brand to various retailers, such as Best Buy. Pursuant to the terms of the Agreement, the Company’s direct access to certain U.S. markets was limited for the sale of some of the power products that the Company offers for use with high-power mobile electronic devices and, further, the Agreement also provided that the Company could not enter into any more than two broad-based, private-label distribution agreements. Sales to Targus pursuant to this Agreement represented 42% of the Company’s revenue for the year ended December 31, 2008. Notwithstanding the expiration of the Agreement, the payment, warranty, indemnity and confidentiality provisions of the Agreement will continue in full force and effect. No early termination penalties were incurred by the Company as a result of the expiration of the Agreement. A press release announcing the expiration of the Agreement was issued on March 19, 2009 and is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press Release issued March 19, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iGO, INC.

Dated: March 19, 2009	By: Name:	/s/ Michael D. Heil Michael D. Heil
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description of Document

99.1	Press Release issued March 19, 2009